Exhibit 99.1

Dream Finders Announces Second Quarter 2023 Results

Homebuilding Revenues Up 19%, Home Closings Up 12%

Return on Participating Equity of 42.2%

Jacksonville, Fla. — August 3, 2023 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights (As Compared to Second Quarter 2022, unless otherwise noted)

•Homebuilding revenues increased 19% to $943 million from $791 million

•Home closings increased 12% to 1,846 from 1,649

•Net new orders increased 16% to 1,655 from 1,426

•Gross margin as a percentage of homebuilding revenues decreased 60 basis points to 19.1% from 19.7%

•Adjusted gross margin (non-GAAP) as a percentage of homebuilding revenues increased 140 basis points to 27.1% from 25.7%

•Pre-tax income increased 7% to $96 million from $90 million

•Net income attributable to DFH increased 10% to $69 million, or $0.70 per basic share, from $63 million, or $0.64 per basic share

•Average sales price of homes closed increased 9% to $504,683 from $463,447

•Active community count increased 8% to 220 from 203

•Backlog of sold homes of 5,288 homes, valued at $2.5 billion

•Return on participating equity of 42.2% for the trailing twelve months ended June 30, 2023, compared to 44.0% for the trailing twelve months ended June 30, 2022

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, of $511 million as of June 30, 2023, compared to $487 million as of December 31, 2022

•On July 19, 2023, commitments under the revolving credit facility increased to $1.2 billion from $1.1 billion as of June 30, 2023

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “DFH continued its positive momentum in the second quarter of 2023, delivering revenue growth of 19%, along with pre-tax income of $96 million and earnings per basic share of $0.70, which increased 7% and 9%, respectively, compared to the year-ago quarter. These are both second quarter Company records. Home closings of 1,846 and net new orders of 1,655 increased 12% and 16%, respectively, compared to the year-ago quarter. In the second quarter, we experienced an encouraging increase in net sales sequentially and over the prior year quarter. We continue to focus on managing construction times and increasing inventory turnover. The ongoing housing supply shortage, coupled with increased demand as the housing market continues to normalize, has resulted in better-than-expected sales activity and operating results across our segments.

During the first half of 2023, our MHI acquisition performed better than we anticipated at the beginning of the year. As part of the MHI transaction, we agreed to pay the former owner 25% of pre-tax earnings in excess of a threshold for a period of four years after closing of the transaction. Based on actual pre-tax income to date and the current backlog, we revised MHI’s earnings projections for the remainder of the earnout period (ending on September 30, 2025). As a result, our liability for the related earnout payment to the previous owner was also adjusted, as required by GAAP. The impact of the adjustment was $16.6 million in additional expense to account for the present value of these projected incremental future earnout payments, which will occur through the third quarter of 2025. GAAP requires us to book this incremental expense at the time our expectations of future earnings change rather than when the actual earnings occur. While the second quarter earnings are negatively impacted by this adjustment, it is a function of increased actual results to date, as well as increased expectations of future earnings from the MHI acquisition, which we clearly view as overall positive news. If we continue to outperform our revised pre-tax earnings expectations for MHI — and I hope we do — there may be additional future contingent consideration liability adjustments. The earnout runs through the third quarter of 2025; thereafter, DFH will retain 100% of the earnings.

Return on equity of 42.2% for the trailing twelve months remains among the best in the industry. We continued to delever the balance sheet to a net debt to capitalization ratio of 38.8%, the lowest in Company history. We also accumulated record total available liquidity of $511 million. On July 19th, we raised additional available liquidity through the execution of an amendment to our revolving line of credit where we received $115 million of additional commitments through June 2, 2025, while extending $1.1 billion of new and existing commitments through July 17, 2026. Due largely to our history of growth, I believe it is somewhat under-appreciated how much pride we take in managing our balance sheet. As I mentioned recently in my 2022 annual shareholder letter, DFH has successfully deleveraged from 78.4% net debt to capitalization on December 31, 2014 to 42.9% on December 31, 2022. This was all done while achieving a compounded annual growth of 78% in earnings over the same 8 years. This validates our belief that you can grow earnings while continuing to delever.

Although uncertainty remains for 2023, we have set ourselves up for another successful year and have increased guidance to approximately 6,500 closings for the fiscal calendar year.”

Share Buyback Program

In June 2023, the Company’s Board of Directors approved a share buyback program under which the Company can repurchase up to $25 million of its Class A common stock through June 30, 2026 in open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time. The Company has not repurchased any shares under the share buyback program.

Second Quarter 2023 Results

Homebuilding revenues in the second quarter 2023 increased 19% to $943 million, compared to $791 million in the second quarter 2022. Home closings increased 12% to 1,846, compared to 1,649 in the second quarter 2022. Average sales price (“ASP”) of homes closed for the second quarter 2023 increased 9% to $504,683, compared to $463,447 in the second quarter 2022.
Homebuilding gross margin percentage in the second quarter 2023 was 19.1%, compared to 19.7% in the second quarter 2022. The gross margin percentage decrease was primarily attributable to increases in cost of funds as well as closing costs, as we continue to assist homebuyers through our mortgage buydown programs. The decrease was partially offset by cost and cycle time improvements across our segments. The latter is evidenced by the sequential increase in homebuilding gross margin percentage of 210 basis points (“bps”) from 17.0% in the first quarter 2023.

Adjusted gross margin as a percentage of homebuilding revenues for the three months ended June 30, 2023 was 27.1%, an increase of 140 bps compared to 25.7% for the three months ended June 30, 2022.

The adjusted gross margin percentage improved, despite increased closing costs, due to overall price appreciation and proactive cost management efforts. Adjusted gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”

Selling, general and administrative expense (“SG&A”) as a percentage of homebuilding revenues in the second quarter 2023 remained consistent at 8% compared to the second quarter 2022.

Net income attributable to DFH in the second quarter 2023 increased 10% to $69 million, or $0.70 per basic share, from $63 million, or $0.64 per basic share in the second quarter 2022. The Company recorded $18 million of contingent consideration revaluation expense in the second quarter 2023 compared to $5 million in the second quarter 2022. The increase is primarily due to better-than-projected financial results during the second quarter 2023, leading to revised projections for expected future earnout payments for the McGuyer Homebuilders, Inc. (“MHI”) acquisition, which comprises our Texas segment.

Net new orders in the second quarter 2023 were 1,655, an increase of 16% compared to 1,426 net new orders for the second quarter 2022. The cancellation rate in the second quarter 2023 was 15.6%, an improvement of 540 bps compared to the second quarter 2022 cancellation rate of 21.0%. Despite the economic uncertainty and elevated mortgage rates that persisted into the first half of 2023, housing market demand continues to normalize. The improvements in net new orders and the cancellation rate are reflective of our successful sales incentives and availability of quick move-in homes in our communities.

As of June 30, 2023, return on participating equity (“ROE”) was 42.2% compared to 44.0% as of June 30, 2022. ROE is calculated as net income attributable to DFH less preferred distributions for the trailing twelve-month period, divided by average participating stockholders’ equity. Average participating stockholders’ equity is based on beginning and ending balances for the trailing twelve-month period.

As of June 30, 2023, our construction lines of credit balance decreased by $40 million compared to March 31, 2023, consistent with our increased focus on balance sheet management. For the year-to-date period ended June 30, 2023, the construction lines of credit balance decreased by $90 million. As a result, our total liquidity as of June 30, 2023 was $511 million.

As of June 30, 2023, DFH had a backlog of 5,288 homes, valued at $2.5 billion, remaining relatively consistent compared to the backlog of 5,479 homes, valued at $2.5 billion as of March 31, 2023. As of June 30, 2023, the ASP in backlog was $470,192.

Full Year 2023 Outlook

Dream Finders Homes is updating its guidance and now expects approximately 6,500 home closings for the full year 2023 compared to a previous outlook of approximately 6,000 homes. The update is a result of the improved sales activity year-to-date as the housing market continues to assimilate mortgage rates, and management is able to release starts and manage the construction cycle more efficiently. Deterioration of general economic conditions, including interest rate increases and mortgage availability, as well as any governmental restrictions on land development, home construction or home sales or supply chain challenges could negatively affect the Company’s ability to achieve this number of home closings in 2023.
As of June 30, 2023, the Company backlog was 5,288 homes, with approximately 2,286 of the homes in backlog expected to be delivered in 2024 and beyond.

The following table shows the backlog units and ASP as of June 30, 2023 by segment:

	As of June 30, 2023 (unaudited)
Backlog:	Units	Average Sales Price
Jacksonville	1,509	$311,473
Colorado	132	610,668
Orlando	784	639,448
The Carolinas	618	400,953
Texas	1,260	326,814
Other (1)	985	664,696
Total	5,288	$470,192
(1)Austin, TX; Washington D.C.; Savannah, GA; Hilton Head and Bluffton, S.C.; Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which includes Northern Virginia and Maryland. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2023 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income and Other Financial and Operating Data
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)
(Unaudited)

	For the Three Months Ended June 30, (unaudited)		For the Six Months Ended June 30, (unaudited)
	2023	2022	2023		2022
Revenues:
Homebuilding	$942,880	$791,230	$1,710,356	$705,911	$1,453,703
Other	2,459	1,904	4,403	2,926	3,497
Total revenues	945,339	793,134	1,714,759	708,837	1,457,200
Homebuilding cost of sales	762,855	635,422	1,400,199	594,626	1,174,290
Selling, general and administrative expense	73,709	66,015	134,470	59,452	127,725
Income from unconsolidated entities	(4,704)	(3,334)	(7,662)	(2,857)	(6,294)
Contingent consideration revaluation	18,266	5,042	23,582	5,160	9,234
Other (income) expense, net	(635)	291	(1,065)		(665)
Income before taxes	95,848	89,698	165,235		152,910
Income tax expense	(24,206)	(23,327)	(41,842)		(40,205)
Net and comprehensive income	71,642	66,371	123,393		112,705
Net and comprehensive income attributable to noncontrolling interests	(2,878)	(3,747)	(5,540)		(6,365)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$68,764	$62,624	$117,853		$106,340

Earnings per share
Basic	$0.70	$0.64	$1.19		$1.07
Diluted	$0.65	$0.60	$1.09		$1.02
Weighted-average number of shares
Basic	93,108,277	92,758,939	93,025,626		92,758,939
Diluted	105,439,519	104,566,243	107,704,859		103,531,560
Other Financial and Operating Data
Home closings	1,846	1,649	3,363		3,020
Average sales price of homes closed(1)	$504,683	$463,447	$498,309		$463,318
Net New Orders	1,655	1,426	3,103		3,828
Cancellation rate	15.6%	21.0%	18.1%		16.4%
Gross margin (in thousands)(2)	$180,025	$155,808	$310,157		$279,413
Gross margin %(3)	19.1%	19.7%	18.1%		19.2%
Adjusted gross margin (in thousands)(4)	$255,912	$203,731	$442,105		$365,287
Adjusted gross margin %(4)	27.1%	25.7%	25.8%		25.1%
Net profit margin %	7.3%	7.9%	6.9%		7.3%
Active communities at end of period(5)			220		203
Ending Backlog - Homes			5,288		7,190
Backlog (at period end, in thousands) - value			$2,486,375		$3,334,945
(1)Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(2)Gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted gross margin is a non-GAAP financial measure. For definitions of this non-GAAP financial measures and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures.”
(5)A community becomes active once the model is completed or the community has its fifth net new order. A community becomes inactive when it has fewer than five units remaining to sell.

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income and Other Financial and Operating Data (continued)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023 (unaudited)		2022 (unaudited)		2023 (unaudited)		2022 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Jacksonville	394	$405,617	377	$472,065	681	$413,146	646	$464,182
Colorado	78	598,808	69	584,356	152	595,763	139	570,443
Orlando	261	549,355	100	481,968	495	522,682	206	458,593
The Carolinas	347	348,468	351	330,195	667	341,650	603	330,709
Texas	566	638,062	527	559,770	987	642,506	1,010	555,270
Other (1)	200	498,411	225	385,961	381	480,692	416	397,490
Total	1,846	$504,683	1,649	$463,447	3,363	$498,309	3,020	$463,318
(1)Austin, TX; Washington D.C.; Savannah, GA; Hilton Head and Bluffton, S.C.; Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$292,510	$364,531
Restricted cash (VIE amounts of $9,312 and $4,372)	33,081	30,599
Accounts receivable (VIE amounts of $590 and $580)	31,433	43,490
Inventories:
Construction in process and finished homes	1,212,289	1,175,107
Company owned land and lots	203,932	196,563
VIE owned land and lots	1,037	6,515
Total inventories	1,417,258	1,378,185
Lot deposits	247,903	277,258
Other assets (VIE amounts of $2,238 and $1,877)	50,315	59,438
Investments in unconsolidated entities	13,948	14,008
Property and equipment, net	7,948	7,337
Operating lease right-of-use assets	21,624	24,084
Goodwill	172,207	172,207
Total assets	$2,288,227	$2,371,137

Liabilities
Accounts payable (VIE amounts of $15 and $353)	$124,185	$134,702
Accrued expenses (VIE amounts of $2,575 and $4,434)	89,854	184,051
Customer deposits	163,237	145,654
Construction lines of credit	875,672	966,248
Operating lease liabilities	22,300	24,661
Contingent consideration	93,500	115,128
Total liabilities	$1,368,748	$1,570,444

Mezzanine Equity
Preferred mezzanine equity	156,479	156,045
Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,882,124 and 32,533,883 outstanding as of June 30, 2023 and December 31, 2022, respectively	329	325
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602	602
Additional paid-in capital	270,905	264,757
Retained earnings	476,663	365,994
Noncontrolling interests	14,501	12,970
Total mezzanine and stockholders’ equity	919,479	800,693
Total liabilities, mezzanine equity and stockholders’ equity	$2,288,227	$2,371,137

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of adjusted gross margin to the GAAP financial measure of gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Gross margin(1)	$180,025	$155,808	$310,157	$279,413
Interest expense in homebuilding cost of sales	32,798	12,790	55,217	21,637
Amortization in homebuilding cost of sales(2)	—	1,991	—	5,821
Commission expense	43,089	33,142	76,731	58,416
Adjusted gross margin	$255,912	$203,731	$442,105	$365,287
Gross margin %(3)	19.1%	19.7%	18.1%	19.2%
Adjusted gross margin %(3)	27.1%	25.7%	25.8%	25.1%
(1)Gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Represents amortization of purchase accounting adjustments from the Company’s prior acquisitions.
(3)Calculated as a percentage of homebuilding revenues.

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin excluding the effects of capitalized interest, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Management believes this information is meaningful because it isolates the impact that capitalized interest, purchase accounting amortization and commission expense have on gross margin. The Company includes internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in gross margin. As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the gross margin line in selling, general and administrative expense, commission expense has been excluded from adjusted gross margin. However, because adjusted gross margin information excludes capitalized interest, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.

Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com